Exhibit 4.5

DATED THIS 15th DAY OF JANUARY 2010

Amongst

FAST BOOST HOLDINGS LIMITED

as Borrower

and

PHILLIP VENTURES ENTERPRISE FUND 2 LTD.

as Lender

and

FAME BRILLIANT GROUP LIMITED

HONG JINSHAN

OR SIU FONG

as Warrantors

CONVERTIBLE LOAN AGREEMENT

KHATTARWONG

Advocates & Solicitors

80 Raffles Place

#25-01 UOB Plaza 1

Singapore 048624

i

THIS AGREEMENT is dated 15 January 2010 and made amongst:

(1)                                  FAST BOOST HOLDINGS LIMITED (Company Registration. 1463677), a corporation incorporated under the laws of the British Virgins Islands with its registered office at PO Box 957, Offshore Incorporations Centre, Road Town, Tortola, the British Virgin Islands (the “Borrower”);

(2)                                  PHILLIP VENTURES ENTERPRISE FUND 2 LTD. (Company Registration: 200609453C), a company incorporated in Singapore with its registered address at 250 North Bridge Road, #06-00 Raffles City Tower, Singapore 179101 (the “Lender”);

(3)                                  FAME BRILLIANT GROUP LIMITED (Company Registration No. 1462170) a corporation incorporated under the laws of the British Virgins Islands with its registered office at PO Box 957, Offshore Incorporations Centre, Road Town, Tortola, the British Virgin Islands (“Fame Brilliant”);

(4)                                  HONG JINSHAN (Hong Kong Passport/IC No.: R333454(5)), of Room 502, Block 3D, Donggang Huayuan, Zhifang Road, Shishi City, Fujian, the People’s Republic of China (“Hong”); and

(5)                                  OR SIU FONG (Hong Kong Passport/IC No.: P722887(6)), of Flat C, 22/F., Block 5, Laguna Verde The Greenwood, 8 Laguna Verde Avenue, Hong Kong (“Or”)

(Hong and Or shall collectively be termed the “Founders”, and each, a “Founder”; Fame Brilliant and the Founders shall collectively be termed the “Warrantors”, and each, a “Warrantor”),

(collectively, the “Parties” and, each, a “Party”).

BACKGROUND:

(A)                              The Borrower is an investment holding company with an issued and paid-up capital of US$200/- comprising 20,000 ordinary shares of par value US$0.01 each (each, a “Share”).  The shareholders of the Borrower are:

(1)                                  Fame Brilliant, an investment holding company, with 15,408 Shares;

(2)                                  Joyous Fly International Limited, a corporation incorporated in the British Virgin Islands, with 890 Shares;

(3)                                  Splendid Pearl International Limited, a corporation incorporated in the British Virgin Islands, with 2,222 Shares; and

(4)                                  Head Park Holdings Limited, a corporation incorporated in the British Virgin islands, with 1,480 Shares.

(B)                                Fame Brilliant is an investment holding company and Or is its sole shareholder.

(C)                                Hong and Or are husband and wife.

(D)                               Champion Goal Holdings Limited (Company number: 1253328), is an investment holding company incorporated under the laws of the Hong Kong Special Administrative Region, the People’s Republic of China, with its registered address at Suites 1002-3, 10/F., Aon China Building, 29 Queen’s Road Central, Hong Kong (“Champion”). Champion is a wholly-owned subsidiary of the Borrower.

(E)                                 Shishi City Zuoan Fashion Co., Ltd. (“WFOE”) is a wholly-foreign owned enterprise established in the People’s Republic of China.  WFOE is a wholly-owned subsidiary of Champion and is in the business of designing, marketing and distributing casual wear for men in China under its various labels including Zuoan and Left Bank (the “Business”).

(F)                                 It is intended that the Group will undertake an initial public offering in Singapore (the “IPO”) and in connection with the IPO, it is anticipated that a restructuring exercise, as more particularly described in the Prospectus, would be undertaken (the “Restructuring Exercise”), which would include the following steps:

(1)                                  a new corporation be incorporated in Bermuda (the “Listco”); and

(2)                                  the Listco acquires all the issued share capital in the Borrower for such consideration as may be agreed and for the consideration be satisfied by the allotment and issue of new ordinary shares in the capital of the Listco (the “Share Swap”).

(G)                                It is further intended that after the completion of the Restructuring Exercise, the Group would be enlarged to include the Listco, and the Listco would undertake the IPO for the Listco Shares to be listed and quoted on the Mainboard of SGX-ST (the “Listing”).

(H)                               The Group requires funds for the following purposes (the “Purposes”):

(1)                                  advertising and promotional activities; and

(2)                                  working capital of the Group.

(I)                                    The Parties had on 24 December 2008 entered into a convertible loan agreement under which the Lender extended a sum of S$4.0 million to the Borrower (the “First Agreement”).  The Lender is desirous of extending a further sum of S$4.0 million (the “Second Loan”) to the Borrower on the terms and subject to the conditions set out in this Agreement including the option to convert the Second Loan into Conversion Shares (as defined below).

NOW IT IS AGREED as follows:

1.                                      DEFINITIONS AND INTERPRETATION

1.1                                 The following words or expressions shall have the following meanings respectively:

“Affiliate”

means, in relation to a body corporate, any person which directly or indirectly Controls, is Controlled by or is under the Control of, the body corporate, and “Control” means the authority, whether exercised or not, to control a person’s business and affairs, which authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty per cent (50%) of the votes entitled to be cast or to control the composition of the board of directors, and references to “is Controlled by” and “is under the Control of” shall be construed accordingly;

“Board”	means the board of directors of the Borrower;

“Business”	has the meaning ascribed to it in Recital (E);

“Business Day”	means a day (other than Saturday, Sunday or a gazetted public holiday) on which commercial banks are open for business in Singapore, The Hong Kong Special Administrative Region, and the PRC;

“Champion”	has the meaning ascribed to it in Recital (D);

“Conversion Date”	means 14 Business Days after the date the Borrower receives the Eligibility-to-List letter from the SGX-ST for the Listing (or such later date as the Parties may agree);

“Conversion Notice”	means a notice in writing in the form or substantially in the form set out in Schedule 1;

“Conversion Shares”	means the Listco Shares to be issued and credited as fully paid-up upon the conversion of the Second Loans;

“Declined Subscription Shares”	has the meaning ascribed to it in Clause 7.1(b)(ii);

“Deed of Charge”	means the deed executed by Fame Brilliant in favour of the Lender granting a charge over 15,408 Shares dated [24 December 2008];

“Disclosure Letter”	has the meaning ascribed to it in Clause 8.5(a);

“Drawdown Date”	means the date on which the Second Loans are released and disbursed for the Borrower’s use;

“Encumbrance”

means any mortgage, assignment of receivables, debenture, lien, charge, pledge, title retention, right to acquire, security interest, option, pre-emptive or other similar right, right of first refusal and any other encumbrance or condition whatsoever;

“Event of Default”	means any of the events of default described in Clause 14;

“Exercise Date”	means the date of service of a Put Option Notice pursuant to Clause 9.1(b);

“FY”	means the financial year ending 31 December;

“FY200n”	means the financial year ending 31 December 200n;

“Group” or “Group Companies”

means the Borrower and its subsidiaries, and the Listco, upon the Listco becoming the holding company of the Borrower in connection with the Restructuring Exercise, and “Group Company” means any or a specific corporation within the Group;

“Hong Kong”	means the Hong Kong Special Administrative Region, PRC

“Interest”	has the meaning ascribed to it in Clause 5.2;

“IPO”	has the meaning ascribed to it in Recital (F);

“IPO Price”	means the subscription price for new Listco Shares to be allotted and issued in connection with the IPO;

“Lender’s Representative”	has the meaning ascribed to it in Clause 7.3;

“Listco”	has the meaning ascribed to it in Recital (F);

“Listco Shares”	means ordinary shares in the capital of the Listco;

“Listing”	has the meaning ascribed to it in Recital (G);

“Listing Date”	means the date the Listco Shares are admitted to the Official List of the SGX-ST;

“MAS”	means the Monetary Authority of Singapore;

“Maturity Date”	means 31 December 2010, or such other date and subject to such terms and conditions as may be mutually agreed amongst the Parties;

“Moratorium”	means such moratorium on the transfer or disposal of interests in the Listco Shares as stipulated in Chapter 2 of the SGX-ST Listing Manual from time to time;

“NPAT”

means consolidated net profit after tax of the Group audited (excluding any extraordinary, capital or exceptional gain items) as stated in the financial statements for the relevant financial period and prepared by a reputable firm of auditors;

“Option Completion”	means the completion of the sale and purchase of the Option Shares pursuant to an exercise of the Put Option;

“Option Completion Date”	means the date of Option Completion;

“Option Consideration”	means, the aggregate of:

(a) the Second Loan which was converted into the Option Shares (the “Converted Loan Amount”); and

(b) Interest on the Converted Loan Amount from the Drawdown Date to the Exercise Date (both dates inclusive);

“Option Shares”	has the meaning ascribed to it in Clause 9.1(a);

“PRC” or “China”	means the People’s Republic of China and for the purposes of the Agreement, shall exclude the Hong Kong and Macau Administrative Region;

“Preliminary IPO Price”	has the meaning ascribed to it in Clause 6.1(b);

“Prospectus”	means the prospectus to be issued by the Listco in connection with the Listing;

“Provenance”	means Provenance Capital Pte. Ltd., the issue manager appointed for the Listing;

“Purposes”	has the meaning ascribed to it in Recital (H);

“Put Option”	shall have the meaning ascribed to it in Clause 9.1(a);

“Put Option Notice”	means the notice of exercise of the Put Option substantially in the form set out in Schedule 2;

“Restructuring Exercise”	has the meaning ascribed to it in Recital (F);

“RMB”	means PRC Renminbi;

“Sale Shares”	has the meaning ascribed to it on Clause 9.4;

“Second Loan”	has the meaning ascribed to it in Recital (I);

“Selling Lender”	has the meaning ascribed to it on Clause 9.4;

“S$” or “Singapore Dollars”	means the lawful currency of Singapore;

“SGX-ST”	means the Singapore Exchange Securities Trading Limited;

“Share Swap”	has the meaning ascribed to it in Recital (F);

“Share”	means an ordinary share in the share capital of the Borrower;

“Subscription Offer” and “Subscription Offers”	have the meanings ascribed to them in Clause 7.1(b);

“Subscription Shares”	has the meanings ascribed to them in Clause 7.1(b);

“Transfer Terms”

means the entire legal and beneficial interest in all the Option Shares shall be sold and purchased free from any Encumbrances and together with all rights attaching thereto as at the Exercise Date or at any time thereafter and that the consideration for the Option Shares shall be the Option Consideration;

“Underwriting Agreement”	means the management and underwriting agreement to be executed between, inter alia, the Listco and UOB KayHian (both as defined below) in connection with the IPO;

“UOB KayHian”	means UOB KayHian Private Limited, the underwriter and placement agent appointed for the Listing;

“Warrantors”	means the Borrower, the Founders and Fame Brilliant; and

“WFOE”	has the meaning ascribed to it in Recital (E).

1.2                                 Where the context otherwise requires, words importing the singular number include the plural number and vice versa.

1.3                                 The headings to the clauses of this Agreement shall not be deemed to be a part of this Agreement or be taken into consideration in the interpretation or construction of this Agreement.

1.4                                 Except to the extent that the context otherwise requires, any reference to this “Agreement” includes this Agreement as from time to time amended, restated, varied, modified or supplemented and any document which is supplemental to it or which is expressed to be collateral with it or which is entered into pursuant to or in accordance with its terms.  Any reference to any agreement, document or instrument shall be construed as a reference to such agreement, document or instrument as the same may have been, or may from time to time be, amended, restated, varied, modified or supplemented, and includes any document which amends, restates, varies, modifies or supplements such agreement, document or instrument.

1.5                                 References to the “Clauses” and “Schedules” are to the clauses and schedules of this Agreement (unless the context otherwise requires). The Schedules form part of this Agreement and have the same force and effect as if expressly set out in the body of this Agreement.

2.                                      THE LOAN

2.1                                 The Lender hereby grants to the Borrower, upon the terms and subject to the conditions in this Agreement, the Second Loan.

2.2                                 As soon as possible after the Listco is established and becomes the holding company of the Borrower, the Warrantors shall procure that the Listco enters into an agreement with the Parties, underwhich the Listco assumes the responsibilities for the repayment of the Second Loan by the issue and allotment of Conversion Shares credited as fully-paid in accordance with the terms and conditions of this Agreement; and such other payment responsibilities of the Borrower under this Agreement.

3.                                      PURPOSE AND APPLICATION

The Borrower shall apply the Second Loan towards the Purposes.

4.                                      DRAWDOWN

4.1                                 The Second Loan shall be disbursed into the Escrow Account (as defined in the First Agreement) within 7 Business Days from the satisfaction (if not waived) of the conditions precedent set out in Clause 4.2.

4.2                                 The disbursement of the Second Loan shall be subject to the following conditions precedent having been satisfied or otherwise waived by the Lender in writing:

(a)                                  there having been no material adverse change (as reasonably determined by the Lender) in the management, operations, business, prospects and/or financial condition of the Group, such change not being one arising from an event affecting or likely to affect generally all companies carrying on similar businesses;

(b)                             all necessary consents and approvals under all applicable laws to give effect to the transactions contemplated under this Agreement having been obtained; and

(c)                                  receipt by the Lender of:

(i)                                     the supplemental agreement to vary the Deed of Charge, in such form as may be agreed by the Lender, duly completed and validly executed by Fame Brilliant; and

(ii)                                  the Disclosure Letter, if any, in a form reasonably satisfactory to the Lender.

5.                                      INTEREST

5.1                                 In the event that a Conversion Notice is issued in accordance with Clause 6.2 on or before the Maturity Date, the Second Loan shall not bear any interest.

5.2                                 In the event that a Conversion Notice shall not have been issued in accordance with Clause 6.2 by the Maturity Date, the Borrower shall pay interest (the “Interest”) on the disbursed Second Loan from the Drawdown Date to the date of actual repayment (both dates included), at the interest rate of 15% per annum calculated on the basis of actual days elapsed on a 365 days year.

6.                                      CONVERSION OF SECOND LOAN TO ORDINARY SHARES

6.1                                 All (and not some only) of the Second Loan shall automatically be converted into Conversion Shares on or at any time immediately after the Borrower has delivered to the Lender a Conversion Notice signed by an authorised signatory of the Borrower. The Borrower shall issue such a Conversion Notice to the Lender when:

(a)                                  the Borrower has received the Eligibility-to-List letter from the SGX-ST for the Listing; and

(b)                                 the Borrower and UOB KayHian have determined an estimate of the Singapore public offer price of the Listco Shares for the IPO (“Preliminary IPO Price”),

but not later than 5 Business Days before the registration of the Prospectus with the MAS for the Listing (or such other date as the Parties may agree).

6.2                                 The Second Loan shall be converted into Conversion Shares as set out below:

X =	LQ
(100%-D) × Preliminary IPO Price

Where:

(a)                                  “X” shall mean the number of Conversion Shares; and

(b)                                 “LQ” shall mean the amount of the Second Loan advanced by the Lender.

(c)                                  “D” shall mean a discount to the Preliminary IPO Price and shall be (a) 40%, if the Conversion Notice is received on or before 30 June 2010; and (b) 45%, if the Conversion Notice is received after 30 June 2010 but on or before 31 December 2010; and

(d)                                 Preliminary IPO Price for the purpose of determining the Conversion Shares shall be subject to a maximum of 10.0 times price earnings ratio of the Group based on FY2008 NPAT.

For the avoidance of doubt, the Second Loan shall be deemed fully repaid upon the conversion of the entire principal sum of the Second Loan into Conversion Shares.

6.3                                 All Conversion Shares shall, when issued, rank pari passu in all respects with the then existing issued Listco Shares.

6.4                                 The Borrower shall, as soon as practicable after delivery of the Conversion Notice, allot and issue to the Lender and/or its nominee(s) the amount of Conversion Shares (credited as fully paid-up) to which the Lender is entitled by way of conversion and such allotment and issue shall be in satisfaction of the Second Loan up to and including the date of conversion.

6.5                                 In the event of a difference between the Preliminary IPO Price and the IPO Price, there shall be a cash adjustment payable by the Warrantors to the Lender or by the Lender to the Warrantors (as the case may be) within 7 Business Days of the Listing Date determined as follows:

(a)                                  If IPO Price is less than Preliminary IPO Price, then the Warrantors shall pay to the Lender an amount in cash calculated as follows:

CA = (Preliminary IPO Price – IPO Price) x N;

(b)                                 If IPO Price is more than Preliminary IPO Price, then the Lender shall pay to the Warrantors an amount in cash calculated as follows:

CA = (IPO Price – Preliminary IPO Price) x N;

Where:

CA	=	Cash adjustment in S$ payable in cash to the Lender or to the Warrantors, as the case may be;

N	=	The number of Conversion Shares held by the Lender,

Both the Preliminary IPO Price and the IPO Price for the purpose of determining CA shall be subject to a maximum of 10.0 times price earnings ratio of the Group based on FY2008 NPAT.

7.                                      RIGHTS AND PRIVILEGES OF THE LENDER

7.1                                 The Lender shall, from the date of this Agreement till the date of Listing (both dates inclusive), have the following rights and privileges in relation to the Borrower; and when the Listco assumes the payment and repayment obligations of the Borrower under this Agreement, in relation to the Listco:

(a)                                  save as provided in paragraph (b), the Borrower or the Listco, as the case may be, shall not, without the prior written consent of the Lender, undertake any bonus issue, rights issue, subdivision, consolidation or distribution of shares by way of a scrip dividend scheme, or any other distributions on outstanding shares by the Borrower or the Listco, as the case may be;

(b)                                 any unissued shares or issuance of new or additional shares by the Borrower or the Listco, as the case may be (save for shares issued pursuant to any employee share option scheme, share option and/or other arrangements of similar nature established in connection with the Listing, shares issued in connection with the Restructuring Exercise) shall before issue be offered for subscription in the first instance to the Lender (a “Subscription Offer”), unless such issue is to its shareholders existing at the time of such issue:

(i)                                       the Subscription Offer may be accepted by the Lender as to all (but not some only) of the shares comprised in the Subscription Offer (the “Subscription Shares”) within 14 days from the date of the Subscription Offer and failing such acceptance shall be deemed to be declined; and

(ii)                                    where the Subscription Offer is declined or deemed to have been declined, the Subscription Shares declined or deemed to be declined by the Lender (the “Declined Subscription Shares”) may be offered for subscription to other parties on terms and conditions not more favourable than those comprised in the Subscription Offer for a period not exceeding 30 days from the date when the Subscription Offer is declined or deemed to be declined, as the case may be;

(b)                                 the Lender shall have the unrestricted right to transfer all or part of the Second Loan, along with all rights pertaining thereto, among any of his Affiliates; and

(c)                                  the Lender shall be entitled to have access to such information, materials and/or documents that are available to the Board or the board of directors of the Listco, including:

(i)                                     the unaudited monthly management accounts of the Borrower or the Listco, and WFOE (including profit and loss statements, balance sheets and cash flow statements) within 30 days after the end of each calendar quarter; and

(ii)                                  the audited annual accounts of the Listco or the Borrower and WFOE within 45 days after the end of each calendar year.

All such rights and entitlement stated in this Clause 7.1 shall be deemed to terminate upon the Listing Date.

7.2                               From the date of this Agreement till the date of execution of the Underwriting Agreement (both dates inclusive), the prior written consent of the Lender’s Representative (as defined in Clause 7.3) (such consent not to be unreasonably withheld) shall be required before any action is taken by the Borrower in respect of the following matters:

(a)                                 changes in the principal business activities or plans of the Group (including ventures into new business areas);

(b)                                 any amalgamation or reconstruction of the Borrower or the Listco, or merger, consolidation or amalgamation with any company, association, partnership or legal entity, unless required in connection with the Restructuring Exercise;

(c)                                  any acquisition or disposal, increase or dilution of the Borrower’s or the Listco’s interests in any Group Company;

(d)                                 any creation of any class of shares or the issue of any other securities in any Group Company;

(e)                                  any share buyback in any Group Company;

(f)                                   any change in the Conversion Shares other than otherwise stated in this Agreement;

(g)                                  any change in the rights, preferences and/or privileges of the Lender in this Agreement;

(h)                                 any change in the memorandum of association and/or bye-laws of the Borrower and the Listco;

(i)                                     any change to the size of the Board or the board of directors of the Listco; and

(j)                                    any dividend declared and/or proposed to be declared by any of the Group Companies.

7.3                               For so long as the Second Loan remain outstanding, the Lender shall be entitled to appoint one representative (the “Lender’s Representative”) to attend all board meetings of the Listco, the Borrower and WFOE as an observer and no less than 7 Business Days’ notice shall be given to the Lender’s Representative prior to the date of such Board meeting.  The Warrantors shall procure that the Lender’s Representative is given access to such information in respect of the Listco, the Borrower and WFOE that is available to the board members of the Listco, the Borrower and WFOE.

7.4                               The Parties agree that the provisions in this Clause 7 shall not apply to the issue of any new Shares or other securities or instruments convertible into or otherwise exchangeable into Shares (directly or indirectly) (“New Securities”) and the subscription of any of such New Securities by new investor(s) shall be on such terms that are not more favourable than this Agreement.

8.                                      WARRANTIES

8.1                               The Borrower and Warrantors hereby jointly and severally represent, warrant and undertake to and with the Lender that:

(a)                                 the Borrower and each Warrantor has full power and authority to execute and deliver this Agreement and the agreements contemplated in this Agreement, and to consummate the transactions contemplated hereby and thereby and that this Agreement and all such other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby constitute its valid and legally binding obligations, enforceable against it in accordance with their respective terms and the execution and delivery of, and the performance by it of its obligations under this Agreement shall not:

(i)                                       result in a breach of its constitutive documents and do not infringe, or constitute a default under, any instrument, contract, document or agreement to which it is a party or by which it or its assets are bound; and/or

(ii)                                    result in a breach of any law, rule, regulation, ordinance, order, judgment or decree of or undertaking to any court, government body, statutory authority or regulatory, administrative or supervisory body (including, without limitation, any relevant stock exchange or securities council) to which it is subject to or by which it or its assets are bound;

(b)                                 the Borrower shall apply the Second Loan only towards the Purposes;

(c)                                  the Borrower shall submit a Listing application to the SGX-ST within 12 months from the Drawdown Date;

(d)                                 in the event that the Borrower seeks listing on an exchange other than the SGX-ST on or before the Maturity Date, the Lender shall have the same rights as stated in this Agreement;

(e)                                  in the event that the Redemption shall have occurred or the Put Option shall have been exercised and the Borrower seeks listing within 2 years thereafter (as the case may be), the Lender shall be entitled to make an investment in the Borrower or the Listco on the same terms and conditions as stated in this Agreement;

(f)                                   there are no actions, suits or proceedings against or affecting the Borrower or the Listco or any of its properties or assets which, if determined adversely, would individually or in the aggregate have a material adverse effect on the ability of the Borrower or the Listco to perform its obligations under this Agreement, or which are otherwise material in the context of the issue of the Conversion Shares, and, so far as it is aware, no such actions, suits or proceedings are threatened or contemplated;

(g)                                  the Borrower and each Warrantor shall notify the Lender promptly of any event or development making untrue, or any material change affecting, any of its representations, warranties, undertakings, agreements or indemnities at any time, prior to the Drawdown Date and will take such steps as may be reasonably requested by the Lender to remedy the same; and

(h)                                 each of the warranties given by the Borrower and the Warrantors is true and accurate in all material respects, save as expressly disclosed in this Agreement.

8.2                               The Lender hereby represents, warrants and undertakes to and with the Borrower that:

(a)                                 it has full power and authority to execute and deliver this Agreement and the agreements contemplated, and to consummate the transactions contemplated hereby and thereby and that this Agreement and all such other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby constitute its valid and legally binding obligations, enforceable against it in accordance with their respective terms and the execution and delivery of, and the performance by it of its obligations under this Agreement shall not:

(i)                                     where applicable, result in a breach of its constitutive documents and do not infringe, or constitute a default under, any instrument, contract, document or agreement to which it is a party or by which it or its assets are bound; and/or

(ii)                                  result in a breach of any law, rule, regulation, ordinance, order, judgement or decree of or undertaking to any court, government body, statutory authority or regulatory, administrative or supervisory body (including, without limitation, any relevant stock exchange or securities council) to which it is subject to or by which it or its assets are bound;

(b)                                 it shall notify the Borrower promptly of any event or development making untrue, or any material change affecting, any of its representations, warranties, undertakings, agreements or indemnities at any time, prior to the Drawdown Date and will take such steps as may be reasonably requested by the Borrower to remedy the same; and

(c)                                  each of the warranties given by the Lender is true and accurate in all material respects, save as expressly disclosed in this Agreement.

8.3                               The Lender hereby represents, warrants and undertakes to and with all the Parties that:

(a)                                 it shall be solely responsible for making its own assessment and decision on the grant of the Second Loan and the transactions contemplated in this Agreement; and

(b)                                 it has not relied on or been induced to enter into this Agreement by any representation or warranty other than expressly set forth in this Agreement, subject to such limitations and restrictions as specified in this Agreement.

8.4                               Save for this Clause 8, none of the Parties makes any other representations or warranties, express or implied, to the other Parties and each of the Parties acknowledges to the other Parties that it has not relied on or been induced by any other warranties or representations made by the other Parties, their agents or representatives to enter into this Agreement.

8.5                               The warranties given by the Warrantors are subject only to:

(a)                                 any matters disclosed in the letter given by the Borrower and the Warrantors to the Lender setting out certain matters that form an exception to the warranties and as acknowledged by the Lender (the “Disclosure Letter”);

(b)                                 any matter or thing expressly provided for under the terms of this Agreement; and

(c)                                  any matter or thing hereafter done or omitted to be done at the request in writing or with the prior written approval of the Lender.

9.                                      PUT OPTION

9.1                               Put Option

(a)                                 In consideration of the Lender entering into the Agreement, the Founders hereby irrevocably grant to the Lender a right to require the Founders to purchase all (and not some only) of the Conversion Shares held by the Lender (the “Option Shares”) for the Option Consideration on the terms and subject to the conditions of this Agreement (the “Put Option”).

(b)                                 On the exercise of a Put Option by the Lender, the Founders will be bound to purchase and the Lender will be bound to complete, or to procure the completion of, the sale of the Option Shares on the Transfer Terms.

(c)                                  Subject to Clause 9.1(f), the Put Option may be exercised by the Lender in respect of all (and not some only) of the Option Shares by serving on the Founders the Put Option Notice during the Option Period, failing which it will lapse and cease to have any further effect.

(d)                                 The Put Option Period shall be for 3 months commencing immediately from any of the following events:

(i)                                     withdrawal of the Listing application from the SGX-ST;

(ii)           lapse or withdrawal of the Eligibility-to-List letter from the SGX-ST;

(iii)          rejection of the Listing application by SGX-ST and/or MAS;

(iv)          occurrence of any Event of Default; or

(v)                                 the IPO is aborted for whatever reasons including (i), (ii), (iii) and (iv) above.

(e)                                  The Put Option Notice shall not be served on the Founders in the event that the Conversion Shares are successfully listed and quoted on the Mainboard of the SGX-ST.  For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement, the Put Option shall lapse and cease to have any further effect upon the successful Listing and quotation of the Conversion Shares on the Mainboard of the SGX-ST.

(f)                                   The exercise of a Put Option is conditional upon the conversion of the Second Loan in accordance with Clause 6.

9.2                               The Option Completion shall take place at the offices of KhattarWong at 80 Raffles Place, UOB Plaza 1, #25-01, Singapore 048624 (or at such other place as the Lender and the Founders may agree) on the date falling 14 days after the Exercise Date or such other date as the Lender and the Founders may agree.

9.3                               On Option Completion:

(a)                                 the Lender shall deliver to the Founders the share certificate(s) together with valid share transfer forms in respect of the Option Shares or otherwise procure the delivery of the Option Shares; and

(b)                                 the Founders shall deliver to the Lender cash or cheque payable to the Lender, and/or its nominee(s), for the full amount of the Option Consideration.

9.4                               The Lender warrants and undertakes to the Founders that:

(a)                                 on the Option Completion Date, it is the legal and beneficial owner of the Option Shares and shall be entitled and have the full right, power and authority to sell and transfer the Option Shares to the Founders on the Transfer Terms;

(b)                                 it shall not, prior to the earlier of each Option Completion Date or the expiry of the Option Period, as the case may be, transfer, dispose of or permit an Encumbrance save for the Put Option, over its interest in the Option Shares; and

(c)                                  it shall notify the Founders promptly of any event or development making untrue, or any material change affecting, any of its warranties and undertakings made in this Agreement at any time, prior to the Option Completion Date and will take such steps as may be reasonably requested by the Founders to remedy the same.

In the event that the Founders fail to complete the purchase of the Option Shares (the Conversion Shares of all the Lender shall be termed the “Sale Shares”), the Lender shall be entitled to give the Founders not less than 30 days’ notice requiring them to sell all (but not some only) of their Shares to the Lender, or their nominees which may be the purchaser of the Sale Shares from the Lender at a price per Sale Share equal to the value of the consideration per Sale Share being offered to the Lender by the purchaser. The Founders shall not be obliged to make any representation or warranty or to incur any liability to the purchaser other than in respect of the warranty as to title to their Shares. The sale of the Founders’ Shares shall be completed at the same time as the sale of the Sale Shares.

10.                               MORATORIUM

10.1                        The Borrower and the Warrantors shall procure that no Controlling Shareholder shall without the prior written consent of the Lender dispose of any of his Shares (save in connection with the Share Swap) or Listco Shares on or before the Maturity Date.  “Controlling Shareholder” means a person who has an interest (whether directly or indirectly) of 20% or more of the aggregate of all the issued Shares or Listco Shares, as the case may be.

10.2                        Save as provided in Clause 10.3, the Conversion Shares will be subject to the Moratorium, but in any case the Lender undertakes not to dispose of its (direct or indirect) interests in any of the Conversion Shares within 6 months from the Listing Date.

10.3                        In the event that, any shareholder of the Listco offers his Shares for sale in connection with the IPO (the “Vendor Sale”):

(a)                                 the Lender shall be entitled to similarly offer its Shares for sale in connection with the IPO subject to such limitations as may be imposed by the Listing Manual and the underwriter of the IPO; and

(b)                                 the Lender is desirous of selling 75% of the Conversion Shares in the Vendor Sale (the “Lender’s Participation Level”) and the Borrower and the Warrantors will use their reasonable endeavours to negotiate with the underwriter of the IPO to obtain the underwriter’s agreement to the Lender’s Participation Level.

11.                               TAG-ALONG RIGHTS

11.1                        Subject to the provisions of Clause 9 and this Clause and save with the written consent of the Lender, the Founders shall procure Fame Brilliant not to, and Fame Brilliant shall not, prior to the IPO, transfer Shares (save in connection with the Share Swap) or Listco Shares held by it or otherwise sell, dispose or deal with all or any part of its interest in such shares, save in connection with the Restructuring Exercise, for so long as the Second Loan remains outstanding or the Lender hold Conversion Shares, otherwise than in accordance with the provisions in this Agreement and unless and until the rights conferred by this Clause have been exhausted.

11.2                        For the avoidance of doubt, the Lender shall at all times be entitled to transfer and assign all or part of its Second Loan and/or Conversion Shares and its rights under this Agreement to its subsidiaries and related companies (as defined in the Companies Act (Cap. 50) of Singapore), without any restriction whatsoever, and:

(a)                                 each Party who is a shareholder hereby waives all rights of pre-emption that it might have under the constitutive documents of the Listco; and

(b)                                 each Warrantor shall procure that shareholders of the Listco that are not Parties waive all rights of pre-emption which it might have under the constitutive documents of the Listco.

11.3                        If a Party (the “Selling Member”) proposes to transfer (the “Transfer”) its shares in the Borrower or the Listco (the “Relevant Company”) (the “Sale Shares”), it shall give a written notice (the “Sale Notice”) to the Relevant Company and other Parties that it desires to sell the same.  Every Sale Notice shall specify the number of Sale Shares which the Selling Member desires to sell, the name of the proposed transferee (if any) and shall constitute the Relevant Company to be the agent of the Selling Member for the sale of the Sale Shares to any member of the Relevant Company at the purchase price stated in the Sale Notice.

11.4                        The Lender (“Participating Lender”) shall have the right, exercisable upon written notice (the “Notice of Participation”) to the Relevant Company within 30 days after receipt of the Sale Notice, to inform the Relevant Company in writing whether it elects to participate in the Transfer on the same or equivalent terms and conditions set out in the Sale Notice (the “Tag-along Rights”).  The Notice of Participation shall indicate the number of shares in the Relevant Company the Participating Lender elects to transfer.  The Participating Lender shall promptly deliver to the Relevant Company (who shall be deemed to be constituted as the agent of the Participating Lender for the Transfer) for transfer to the prospective purchaser one or more share transfer forms properly executed for transfer, together with the relevant share certificates.

11.5                        If the Lender fails to elect to participate in the Transfer, it shall be deemed to have consented to the transfer by the Selling Member on the terms and conditions and to the proposed transferee set forth in the Sale Notice and Notice of Participation.  Subject to the compliance with Clauses 11.3, 11.4 and 11.5, all Parties waive all rights of pre-emption provided in this Agreement or other constitutive documents of the Relevant Company. The exercise or non-exercise of the rights of the Lender to participate in one or more Transfers shall not adversely affect the rights of the Lender to participate in subsequent Transfers.

11.6                        Upon completion of the transfer(s) pursuant to the terms and conditions specified in the Sale Notice and Notice of Participation(s), the Selling Member (if in receipt of the proceeds) shall remit to the Participating Lender that portion of the proceeds to which the Participating Lender is entitled by reason of its participation in such transfer. To the extent that any prospective purchaser(s) prohibits such assignment or otherwise refuses to purchase the Sale Shares from the Participating Lender, the Selling Member shall not transfer to such prospective purchaser(s) any of its Sale Shares unless and until simultaneously with such Transfer, the Selling Member shall purchase the Sale Shares of the Participating Lender from the Participating Lender on the same terms and conditions specified in the Sale Notice.

11.7                        For the avoidance of doubt, the Lender may, upon the receipt of the Notice of Transfer, exercise his right of conversion pursuant to Clause 6 (if such right has not been previously exercised) and the Lender shall be entitled to X number of shares in the enlarged share capital of the Relevant Company, where X is calculated as follows:

X =	LQ
(100%-D) × Price per Share

Where:

“LQ” shall mean the amount of the Second Loan advanced by the Lender; and

“D” shall mean a discount to the Price per Share and shall be (a) 40%, if the Sale Notice is received on or before 30 June 2010; and (b) 45%, if the Sale Notice is received after 30 June 2010 but on or before 31 December 2010; and

“Price per Share” refers to the price per Sale Share to be transferred as set out in the Notice of Transfer.

11.8                        In the event of a general offer for shares in a Relevant Company (the “Offer”), the Lender may at any time, prior to the close of the Offer, exercise his right of conversion pursuant to Clause 6 (if such right has not been previously exercised) and the Lender shall be entitled to X number of shares in the enlarged share capital of the Relevant Company, where X is calculated as follows:

X =	LQ
(100%-D) × Price per Share

Where:

“LQ” shall mean the amount of the Second Loan advanced by the Lender; and

“D” shall mean a discount to the Price per Share and shall be (a) 40%, if the Offer is made on or before 30 June 2010; and (b) 45%, if the Offer is made after 30 June 2010 but on or before 31 December 2010; and

“Price per Share” refers to the price per share under the Offer.

11.9                        The provisions of this Clause 11 shall cease to be of effect on the Listing Date.

12.                               TERMINATION

12.1                        This Agreement shall terminate on the date of Listing.  Following the termination of the Agreement, the Parties shall be released from their obligations under this Agreement or in connection with this Agreement (other than under Clause 23).

12.2                        The termination of this Agreement howsoever caused shall be without prejudice to any obligations or rights of any of the Parties which have accrued prior to such termination or cessation.

13.                               REDEMPTION

13.1                        The Lender shall have the right to require that the Borrower redeem, and the Borrower shall subject to the requirements of the law redeem, the Second Loan upon the occurrence of any of the following events (the “Redemption Events”):

(a)                                 the Listing does not take place by the Maturity Date ;

(b)                                 the conversion of the Second Loan into Conversion Shares pursuant to Clause 6 does not take place within 11 months after the Drawdown Date (or such later date as may be determined by the Lender at their sole discretion);

(c)                                  any information contained in any written document or communication which has been given by or on behalf of the Borrower to any of the directors or officials or professional advisers of the Lender is or has become untrue, inaccurate and/or misleading in any material respect;

(d)                                 any information that is material in the context of the Listing has failed to be made available to any of the directors or officials or professional advisers of the Lender;

(e)                                  any Group Company sells and/or disposes the whole or any substantial or material part of its undertaking, property or assets; or

(f)                                   any representation or warranty made in this Agreement is or has become incorrect in any material respect.

13.2                        The Second Loan shall be repaid together with the applicable Interest accrued within 14 days upon the receipt of the redemption notice from the Lender by the Borrower in the form or substantially in the form as set out in Schedule 3.

13.3                        In the event that the Borrower fails to redeem the Second Loan in accordance with Clause 13.1, the Warrantors undertake that they will make full redemption of the Second Loan together with the applicable accrued Interest.

14.                               EVENT OF DEFAULT

14.1                        Each of the following events shall be an Event of Default:

(a)                                 there is a material breach of any warranty, representation, undertaking, obligation and/or any term in this Agreement, and in the case of any breach of an obligation or term of this Agreement which, in the sole and reasonable determination of the Lender, is capable of remedy, it is not remedied within 14 days of such breach;

(b)                                 any Group Company (i) stops or threatens to stop payment of its debts or is otherwise unable to pay all or any part of its debts without reasonable cause or ceases or threatens to cease to carry on its business or takes proceedings or other steps with a view to rescheduling or deferring its indebtedness or any part of its indebtedness which it will otherwise be unable to pay when due; (ii) makes a general assignment or an arrangement or composition with or for the benefit of its creditors generally; or (iii) becomes insolvent or is unable or legally deemed unable to pay its debts or admits in writing its inability to pay its debts as and when they fall due;

(c)                                  a distress or execution or other legal process is levied or enforced upon or commenced against any material part of the business, property or assets of a Group Company and such distress, execution or legal process is not terminated or discharged within 14 days;

(d)                                 an encumbrancer takes possession of, or a receiver, trustee, administrator, judicial manager or other similar officer is appointed over, the whole or any part of the property or assets of any Group Company;

(e)                                  except for the purpose of a solvent reconstruction or amalgamation on terms and conditions which shall have first been approved by the Lender:

(i)                                     a petition is presented or other proceedings initiated for the winding-up, judicial management or administration of any Group Company which is not discharged for a period of 30 days; or

(ii)                                  a court order is made for the winding up, bankruptcy, judicial management or administration of any Group Company;

(f)                                   any other indebtedness in respect of borrowed money of any Group Company (i) is not paid when due or within any applicable grace period in any agreement relating to that indebtedness without reasonable cause or (ii) becomes (or becomes capable of being rendered) due and payable before its normal maturity by reason of a default or event of default (actual or potential), however described;

(g)                                  any creditor of any Group Company becomes entitled to declare any indebtedness of the relevant Group Company due and payable prior to its specified maturity as a result of an event of default (or other event equivalent to an event of default);

(h)                                 the present or future security constituted by any mortgage or charge upon the whole or any part of the undertaking or assets of any Group Company shall become enforceable and/or steps are taken to enforce the same;

(i)                                     a moratorium is agreed or declared in respect of any indebtedness of any Group Company or any government authority or agency condemns, seizes, compulsorily purchases or expropriates all or a substantial part of the assets of any Group Company;

(j)                                    it is or will become unlawful for the Borrower, the Listco or the Warrantors to perform or comply with any one or more of its material obligations under this Agreement;

(k)                                 any litigation or arbitration proceeding (whether criminal or civil) is instituted against any Group Company which would have a material adverse effect on the financial condition of the relevant Group Company; or

(l)                                     any event occurs in relation to any Group Company which, under the laws of any applicable jurisdiction, has an effect analogous or equivalent to any of the events referred to in this Clauses 14.1(c), (d), (e) or (i).

14.2                        Upon the occurrence of an Event of Default, a Lender shall be entitled to terminate this Agreement and in such event, the principal amount of the Second Loan together with Interest therein shall become immediately due and payable by the Borrower to the Lender.

15.                               NOTICE

15.1                        All notices, demands or other communications required or permitted to be given or made under or in connection with this Agreement shall be in writing and delivered by hand or sent by prepaid registered post or by fax (where available) addressed to the intended recipient at its address, or fax number (if any), and marked for the attention of such person (if any), set out under its name (or to such other address or fax number as a Party may from time to time notify the other Parties).  Any such notice, demand or communication shall be deemed to have been duly served (if delivered by hand with the receipt acknowledged) immediately or (if made by fax) upon receipt by the sender of the transmission report indicating that the notice or communication has been sent in full to the recipient’s fax number or such other similar medium of receipt or (if sent by post) 5 Business Days after posting and in proving the same it shall be sufficient to show that personal delivery was made or that the envelope containing the same was duly addressed, stamped and posted or that the transmission report indicates that the notice or communication has been sent in full to the recipient’s fax number.

THE BORROWER

Fast Boost Holdings Limited

Address:	Suites 1002-3, 10/F., Aon China Building, 29 Queen’s Road Central, Hong Kong

Fax Number:	852 - 2869 0088

Attention:	Hong Jinshan

THE LENDER

Phillip Ventures Enterprise Fund 2 Ltd.

Address:	250 North Bridge Road, #06-00 Raffles City Tower, Singapore 179101

Fax Number:	65 6338 9778

Attention:	Timothy Chan

FAME BRILLIANT

Fame Brilliant Group Limited

Address:	Suites 1002-3, 10/F., Aon China Building, 29 Queen’s Road Central, Hong Kong

Fax Number:	852 - 2869 0088

Attention:	Hong Jinshan

THE FOUNDERS

Hong Jinshan

Address:	Room 502, Block 3D, Donggang Huayuan, Zhifang Road, Shishi City, Fujian, PRC

Fax Number:	86 - 0595 88505229

Or Siu Fong

Address:	Suites 1002-3, 10/F., Aon China Building, 29 Queen’s Road Central, Hong Kong

Fax Number:	852 - 2869 0088

16.                               WAIVER NOT TO PREJUDICE RIGHTS

16.1                           Any Party may from time to time and at any time waive either unconditionally or on such terms and conditions as it may deem fit the observance and performance by the other Parties of any undertaking, stipulation, term or condition in this Agreement or any breach by the other Parties of any of the undertakings, stipulations, terms and conditions in this Agreement and any modification thereof but without prejudice to its powers, rights and remedies for enforcement thereof, provided always that:

(a)                                  no delay, neglect or forbearance of the Party to require and enforce payment of any moneys under this Agreement or the performance and observance of any undertaking, stipulation, term and condition in this Agreement or the exercise of any right or power vested in the Party under this Agreement nor any time which may be given to the other Parties shall in any way prejudice or affect any of the rights, power or remedies of the Party at any time afterwards to act strictly in accordance with the provisions and the powers conferred upon the Party under this Agreement; and

(b)                                 no such waiver of any such breach as aforesaid shall prejudice the rights of the Party in respect of any other or subsequent breach of any of the undertakings, stipulations, terms and conditions of this Agreement.

17.                               SEVERABILITY

17.1                           In case any provision in this Agreement shall be, or at any time shall become invalid, illegal or unenforceable in any respect under any law, such invalidity, illegality or unenforceability shall not in any way affect or impair any other provisions of this Agreement.

18.                               MISCELLANEOUS

18.1                           Any payment to be made by any Party under this Agreement which would otherwise fall on a non-Business Day shall instead fall on the next Business Day.

18.2                           The Borrower shall bear all reasonable professional out-of-pocket expenses, including legal fees, incurred by the Lender related to the preparation of this Agreement, and other related documents in this Agreement.

18.3                           Any amendment to this Agreement shall take effect by agreement in writing by all Parties.

18.4                           The Parties shall execute and do and take such steps as may be in their power to procure all other persons, if necessary, to execute such further documents, agreements, deeds, and do such further acts and things, as may be required so that full effect maybe given to the provisions of this Agreement.

19.                               CONTRACTS (RIGHTS OF THIRD PARTIES) ACT

19.1                           A person who is not Party has no rights under the Contracts (Rights of Third Parties) Act (Chapter 53B) of Singapore, to enforce any term of this Agreement, but this does not affect any right or remedy of a third party which exists or is available apart from the said Act.

20.                               ASSIGNMENT

20.1                           This Agreement shall be binding upon and enure for the benefit of the successors and estates of the Parties and their successors and permitted assigns. The Parties agree that the Lender shall be entitled to assign the benefit of this Agreement and any cause of action in connection therewith and all or part of its rights under this Agreement to any party, subject to the prior written consent of the Borrower.

21.                               GOVERNING LAW AND JURISDICTION

21.1                           This Agreement shall be governed by and construed in accordance with the laws of the Republic of Singapore.

21.2                           In relation to any legal action or proceedings arising out of or in connection with this Agreement (“Proceedings”), each Party irrevocably and unconditionally submits to the jurisdiction of the courts of Singapore and waives any objection to the Proceedings in any such courts on the grounds of venue or on the grounds that the Proceedings have been brought in an inconvenient forum or other similar grounds.

22.                               COUNTERPARTS

22.1                           This Agreement may be signed in any number of counterparts, all of which taken together shall constitute one and the same instrument.  Any Party may enter into this Agreement by signing any such counterpart and each counterpart may be signed and executed by the Parties and transmitted by facsimile transmission and shall be as valid and effectual as if executed as an original.

23.                               CONFIDENTIALITY

23.1                           All communications between the Parties and all information and other material supplied to or received by any of them from the others which is marked confidential and any information concerning the business transactions or the financial arrangements of any of the Parties or of any with whom any of them is in a confidential relationship with regard to the matter in question coming to the knowledge of the recipient shall be kept confidential by the recipient unless it or part of it is, in the public domain (other than by reason of a breach of this Agreement), whereupon, to the extent that it is public, this obligation shall cease.

23.2                           Each of the Parties shall take all reasonable steps to minimise the risk of disclosure of confidential information, by ensuring that only their employees and directors and those of the Group Companies whose duties will require them to possess any of such information shall have access thereto, and that they shall be instructed to treat the same as confidential.

23.3                           The obligations contained in this Clause shall endure, even after the termination of this Agreement, for a period of 6 months after such termination, without limit in point of time but shall not apply:

(a)                                  to any information which enters the public domain as referred to in Clause 23.1;

(b)                                 to any information whatsoever requested or required to be delivered by applicable law or rules or by a court of competent jurisdiction or by any governmental body or regulatory authority including the SGX-ST or the Securities Industry Council; and

(c)                                  to any disclosure of an information whatsoever to the legal or other professional advisers of the relevant Party.

SCHEDULE 1

CONVERSION NOTICE

To:	Lender

Date:

We refer to the Convertible Loan Agreement (the “Agreement”) dated 15 January 2010 amongst (1) us, as a borrower, (2) you, as Lender, (3) Fame Brilliant (as defined in the Agreement) and (4) the Founders (as defined in the Agreement) in relation to the convertible loan of the amount of S$4.0 million.

Terms defined in the Agreement shall have the same meanings in this Conversion Notice unless the context requires otherwise. References to a Clause are to a clause of the Agreement.

We have:

(a)                                  received the Eligibility-to-List letter from the SGX-ST; and

(b)                                 together with UOB KayHian, have determined the Preliminary IPO Price as S$____.

In accordance with Clause 6.2 of the Agreement, we hereby give you notice that the total number of Conversion Shares to be allotted and issued to you and (at your direction) your nominee is ____ and we will issue to you and (at your direction) your nominee such number of Conversion Shares on ____:

Yours faithfully

for and on behalf of

FAST BOOST HOLDINGS LIMITED

Name:
Title:

SCHEDULE 2

FORM OF PUT OPTION NOTICE

To:	The Founders

Date:

PUT OPTION NOTICE

We refer to the Convertible Loan Agreement (the “Agreement”) dated 15 January 2010 amongst (1) Fast Boost Holdings Limited, as a borrower, (2) us, as lender, (3) Fame Brilliant (as defined in the Agreement) and (4) you, as the Founders (as defined in the Agreement) in relation to the convertible loan of the amount of S$4.0 million.

Terms defined in the Agreement shall have the same meanings in this Put Option Notice unless the context requires otherwise. References to a Clause are to a clause of the Agreement.

Pursuant to Clause 9.1(d), we hereby exercise the Put Option granted in Clause 9.1 to require you to buy from us all of the Option Shares for the Option Consideration.

SIGNED by	)
________________________	)
for and on behalf of	)
[Lender]	)
in the presence of:	)

Witness:

Signature of witness

Name of witness (block letters)

Address of witness

SCHEDULE 3

FORM OF REDEMPTION NOTICE

To:	Fast Boost Holdings Limited

Date:

REDEMPTION NOTICE

We, being a Lender, hereby exercise our redemption right in respect of the Second Loan in accordance with Clause 13 of the Convertible Loan Agreement (the “Agreement”) dated 15 January 2010 amongst (1) you, as a borrower; (2) us, as lender, (3) Fame Brilliant (as defined in the Agreement) and (4) the Founders (as defined in the Agreement) in relation to the convertible loan of an amount of S$4.0 million.

Terms defined in the Agreement shall have the same meanings in this Redemption Notice unless the context requires otherwise. References to a Clause are to a clause of the Agreement.

State the aggregate amount of Second Loan to be redeemed: __________________________

Aggregate Amount of the Second Loan to be redeemed: ____________________________

Yours faithfully

SIGNED by	)
________________________	)
for and on behalf of	)
[Lender]	)
In the presence of:	)
Witness:

Signature of witness

Name of witness (block letters)

Address of witness

This Agreement is duly executed by the Parties.

THE BORROWER

SIGNED by	)
OR SIU FONG	)
for and on behalf of	)	/s/ Or Siu Fong
FAST BOOST HOLDINGS LIMITED	)
in the presence of:	)
Witness:

/s/ Shen Jian Wei
Signature of witness

Shen Jian Wei
Name of witness (block letters)

401, Unit 1, Building 30, Block 17, Tsinghua East Road, Beijing, PRC
Address of witness

FAME BRILLIANT

SIGNED by	)
OR SIU FONG	)
for and on behalf of	)	/s/ Or Siu Fong
FAME BRILLIANT GROUP LIMITED	)
in the presence of:	)
Witness:

/s/ Shen Jian Wei
Signature of witness

Shen Jian Wei
Name of witness (block letters)

401, Unit 1, Building 30, Block 17, Tsinghua East Road, Beijing, PRC
Address of witness

THE LENDER

SIGNED by	)
TIMOTHY CHAN	)
for and on behalf of	)	/s/ Timothy Chan
PHILLIP VENTURES ENTERPRISE FUND 2 LTD.	)
in the presence of:	)
Witness:

/s/ Tang Lee Lee
Signature of witness

Tang Lee Lee
Name of witness (block letters)

250 North Bridge Rd. #06-00 Raffles City Tower S179101
Address of witness

THE FOUNDERS

SIGNED by	)
HONG JINSHAN	)	/s/ Hong Jinshan
in the presence of:	)
Witness:

/s/ Shen Jian Wei
Signature of witness

Shen Jian Wei
Name of witness (block letters)

401, Unit 1, Building 30, Block 17, Tsinghua East Road, Beijing, PRC
Address of witness

SIGNED by	)
OR SIU FONG	)	/s/ Or Siu Fong
in the presence of:	)
Witness:

/s/ Shen Jian Wei
Signature of witness

Shen Jian Wei
Name of witness (block letters)

401, Unit 1, Building 30, Block 17, Tsinghua East Road, Beijing, PRC
Address of witness